As filed with the Securities and Exchange Commission on August 15, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TESSCO TECHNOLOGIES INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	52-0729657
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

11126 McCormick Road	21031
Hunt Valley, Maryland	(Zip Code)
(Address of Principal Executive Offices)

TESSCO TECHNOLOGIES INCORPORATED

2019 STOCK AND INCENTIVE PLAN

(Full title of the plan)

Aric M. Spitulnik

Senior Vice President, Chief Financial Officer and Corporate Secretary

11126 McCormick Road

Hunt Valley, Maryland  21031

(Name and address of agent for service)

(410) 229-1000

(Telephone number, including area code, of agent for service)

with a copy to:

Douglas M. Fox, Esquire

Ballard Spahr LLP

300 East Lombard Street, 18th Floor

Baltimore, Maryland  21202-3268

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non−accelerated filer ☐	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.01 per share	1,787,187 shares	$14.04	$25,092,105.48	$3,041.16

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional shares of common stock, par value $0.01 per share (the “Common Stock”), of TESSCO Technologies Incorporated (the “Registrant”) issuable in the event the number of outstanding shares of the Registrant is increased by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization or similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act.  In accordance with Rule 457(h) promulgated under the Securities Act, the price shown is based upon the average of the high and low prices reported for the Common Stock on the Nasdaq Global Market on August 13, 2019.

Explanatory Note

TESSCO Technologies Incorporated (the “Registrant”) is filing this Registration Statement on Form S-8 (this “Registration Statement”) for the purpose of registering 1,787,187 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), that may be issued to participants under the TESSCO Technologies Incorporated 2019 Stock and Incentive Plan (the “2019 Plan”), which became effective upon the approval of 2019 Plan by the Registrant’s stockholders at the Registrant’s 2019 Annual Meeting of Shareholders held on July 25, 2019. Pursuant to the 2019 Plan, such shares are comprised of 800,000 new shares of Common Stock, 69,137 shares of Common Stock, which is equal to the number of shares that remained available for future awards under the Registrant’s Third Amended and Restated 1994 Stock and Incentive Plan (the “1994 Plan”) as of July 25, 2019 and which no longer remain available for future awards under the 1994 Plan, and up to 918,050 shares of Common Stock, which may become available from time to time for future awards under the terms of the 2019 Plan due to any future forfeiture or cancelation of awards outstanding under the 1994 Plan as of July 25, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of this Registration Statement will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be (and are not) filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.             Incorporation of Documents by Reference.

The following documents, filed or to be filed by the Registrant with the Commission, are incorporated herein by reference:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2019, filed with the Commission on June 11, 2019;
(b)	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2019, filed with the Commission on August 2, 2019;
(c)	the Registrant’s Current Reports on Form 8-K filed with the Commission on July 22, 2019 (except for any portions of such reports that are not deemed “filed” with the Commission);
(d)	the Registrant’s Current Reports on Form 8-K filed with the Commission on July 30, 2019 (except for any portions of such reports that are not deemed “filed” with the Commission); and
(e)

the description of the Common Stock of the Registrant contained in its Registration Statement on Form S-1, and amendments thereto (File No. 33-82834), which is incorporated by reference into its Registration Statement on Form 8-A (File No. 0-24746) filed by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, all reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such document. The Registrant is not, however, incorporating by reference any documents, or portions of documents, that are not deemed “filed” with the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.             Description of Securities.

Not applicable.

Item 5.             Interests of Named Experts and Counsel.

None.

Item 6.             Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 102 of the Delaware General Corporation Law (the “DGCL”), permits a corporation to include in its certificate of incorporation a provision eliminating the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.  The Amended and Restated Certificate of Incorporation of the Registrant, as amended (the “Charter”), contains such a provision.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.  In addition, the DGCL provides that a corporation shall indemnify any present or former director or officer of the corporation who has been successful on the merits or otherwise against expenses (including attorneys’ fees) actually and reasonably incurred in the defense of any action, suit or proceeding (or in defense of any claim, issue or matter therein) referred to above.

The Charter and the Registrant’s Sixth Amended and Restated Bylaws (the “Bylaws”) require the Registrant to indemnify its directors and officers to the extent permitted and in the manner provided by law.  The Bylaws also provide that this right of indemnification shall not be deemed exclusive of any other rights to which any person seeking indemnification may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 145(e) of the DGCL permits a corporation to advance expenses (including attorneys’ fees) to a director or officer upon the corporation’s receipt of an undertaking by him or on his behalf to repay the amount paid by the corporation if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation under the DGCL and further permits a corporation to pay such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents upon such terms and conditions, if any, as the corporation deems appropriate.

The Company maintains a directors’ and officers’ liability insurance policy insuring its directors and officers against certain liabilities and expenses incurred by them in their capacities as such and insuring the Company, under certain circumstances, in the event that indemnification payments are made by the Company to such directors and officers.

Item 7.             Exemption from Registration Claimed.

Not applicable.

Item 8.             Exhibits.

Exhibit Number	Description

4.1	TESSCO Technologies Incorporated 2019 Stock and Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on July 30, 2019).

5.1	Opinion of Ballard Spahr LLP (filed herewith).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of Ballard Spahr LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in signature page to this Registration Statement).

Item 9.             Undertakings

a.    The undersigned Registrant hereby undertakes:

1.    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.    To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

iii.  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement provided, however, that

A.   paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

2.    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, at Hunt Valley, Maryland, on August 15, 2019.

TESSCO TECHNOLOGIES INCORPORATED

By:	/s/ Aric M. Spitulnik
Aric M. Spitulnik
Senior Vice President, Chief Financial Officer and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Murray N. Wright and Aric M. Spitulnik, and each of them, as the true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Murray N. Wright	President, Chief Executive Officer and	August 15, 2019
Murray N. Wright	Director (principal executive officer)

/s/ Aric M. Spitulnik	Senior Vice President, Chief Financial	August 15, 2019
Aric M. Spitulnik	Officer and Corporate Secretary
(principal financial and accounting officer)

/s/ Robert B. Barnhill, Jr.	Chairman of the Board	August 15, 2019
Robert B. Barnhill, Jr.

/s/ Jay G. Baitler	Director	August 15, 2019
Jay G. Baitler

/s/ John D. Beletic	Director	August 15, 2019
John D. Beletic

/s/ Paul J. Gaffney	Director	August 15, 2019
Paul J. Gaffney

/s/ Benn R. Konsynski	Director	August 15, 2019
Benn R. Konsynski

/s/ Dennis J. Shaughnessy	Director	August 15, 2019
Dennis J. Shaughnessy

/s/ Morton F. Zifferer, Jr.	Director	August 15, 2019
Morton F. Zifferer, Jr.